NEWS RELEASE

For Release: Immediate	Contact: Maria Vafiades
(508) 947-4343

MAYFLOWER BANCORP, INC. REPORTS FIRST QUARTER EARNINGS
AND PAYMENT OF DIVIDEND

           (Middleboro, MA), August 18, 2011 --- Mayflower Bancorp, Inc. (NASDAQ Global Market: MFLR) today reported net income of $359,000 or $0.17 per share for its first quarter ended July 31, 2011, a 7% improvement as compared to earnings of $336,000 or $0.16 per share for the same quarter last year.  Diluted earnings per share for the quarter were $0.17 compared to $0.16 for the same quarter of last year.

Net interest income for the quarter decreased by $31,000 or 1.4% to $2.1 million due to a decrease in the Company’s net interest margin, from 3.78% in the July 2010 quarter to 3.59% in the July 2011 quarter.  This decrease is primarily the result of a greater percentage of interest earning assets in interest-bearing deposits in banks, as compared to the prior year quarter.  Average interest earning assets for the period increased from $227.9 million for the quarter ended July 31, 2010 to $236.6 million for the quarter ended July 31, 2011 and average interest bearing liabilities grew from $228.0 million for the quarter ended July 31, 2010 to $234.7 million for the quarter ended July 31, 2011.

A provision of $57,000 was made to the reserve for loan losses for the quarter ended July 31, 2011, compared to a provision of $60,000 for the quarter ended July 31, 2010.  In determining the appropriate level for the allowance for loan loss, the Company considers past loss experience, evaluations of underlying collateral, prevailing economic conditions, the nature of the loan portfolio and levels of non-performing and other classified loans.  Management and the Company’s Board of Directors evaluate the loan loss reserve on a regular basis, and consider the allowance as constituted to be adequate at this time.

Non-interest income decreased by $36,000 for the three months ended July 31, 2011 as compared to the three months ended July 31, 2010.  This decrease was due to a reduction of $34,000 in gains on sales of loans and a decrease of $10,000 in loan origination and other loan fees.  Additionally, customer service fees decreased by $26,000 due to lower levels of returned check fees and declining ATM surcharge income.  These decreases were primarily offset by an increase of $26,000 in gains on sales of investments and by an increase of $7,000 in interchange income.

Total operating expenses decreased by $62,000 or 3.1% for the quarter ended July 31, 2011.  This circumstance was partially a result of a decrease of $42,000 in FDIC assessment expense, a result of a modification of the FDIC deposit insurance assessment base.  Additionally, losses and expenses of foreclosed properties decreased by $17,000 due to the reduction of bank-owned properties.  Finally, occupancy and equipment expense decreased by $28,000 and data processing decreased by $11,000.  These decreases were offset by an increase of $15,000 or 1.4% in salary and benefit expense and by an increase of $21,000 in other expenses, substantially due to increased legal expenses for problem loans.

  Since the end of the April 30, 2011 fiscal year, total assets of the Company have increased by $1.8 million, ending at $248.7 million as of July 31, 2011.  This growth is comprised of an increase of $1.2 million in cash and cash equivalents and an increase of $2.9 million in the total investment portfolio, as offset by reductions of $1.3 million in net loans receivable, and of $720,000 in real estate acquired by foreclosure.  Also during the quarter ended July 31, 2011, deposits increased by $2.2 million, while advances and borrowings decreased by $1.0 million.

Total stockholders’ equity was $21.6 million at July 31, 2011, compared to $21.2 million at April 30, 2011.  Tier 1 capital to average assets stood at 8.02% at July 31, 2011, compared to 8.35% at April 30, 2011.  The increase in total equity is due to net income for the quarter of $359,000, an $11,000 expense incurred by the granting of stock options and restricted stock, and an increase of $176,000 in the net unrealized gain on securities available-for-sale.  A $0.06 per share dividend to shareholders totaling $125,000 and Company stock repurchases totaling $30,000 partially offset these increases in total equity.

In conjunction with these announcements, Edward M. Pratt, President and Chief Executive Officer of the Company also reported that the Company’s Board of Directors has declared a quarterly cash dividend of $0.06 per share to be payable on September 8, 2011, to shareholders of record as of September 1, 2011.

Mayflower Bancorp, Inc. is the holding company for Mayflower Co-operative Bank which specializes in residential and commercial lending and traditional banking and deposit services. The Company currently serves southeastern Massachusetts from its Main Office in Middleboro and maintains seven additional full-service offices in Bridgewater, Lakeville, Plymouth, Rochester, and Wareham Massachusetts.  All of the Company’s deposits are insured by the Federal Deposit Insurance Corporation (FDIC) to applicable limits.  All amounts above those limits are insured in full by the Share Insurance Fund (SIF) of Massachusetts.  For further information on Mayflower Bancorp, Inc. please visit www.mayflowerbank.com.

(See accompanying Selected Consolidated Financial Information)

This earnings report may contain certain forward-looking statements, which are based on management’s current expectations regarding economic, legislative and regulatory issues that may impact the Company’s earnings in future periods.  Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, real estate values and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing, products and services.  Additional factors that may affect our results are discussed under “Item 1A Risk Factors” in the Company’s Quarterly Reports on Form 10-Q and in its Annual Report on Form 10-K, each filed with the Securities and Exchange Commission (the “SEC”), which are available at the SEC’s website (www.sec.gov) and to which reference is hereby made.

Mayflower Bancorp, Inc. and Subsidiary
Selected Consolidated Financial Information
(Dollars in thousands, except per share information)

	July 31,	April 30,
	2011	2011

Total assets	$248,730	$246,883
Loans, net	124,240	124,497
Interest-bearing deposits in banks	8,874	6,256
Investment securities:
Held to maturity	46,469	45,554
Available for sale, net	48,370	46,350
Deposits	223,242	221,023
Advances and borrowings	2,500	3,500
Stockholders' equity	21,568	21,177

Tier 1 Capital to average assets	8.02%	8.35%
Tier 1 Capital to risk-weighted assets	15.45%	15.07%
Book value per share	$10.39	$10.21

	Three months ended
	July 31,
	2011	2010
Statement of operations
Interest and dividend income	$2,532	$2,693
Interest expense	409	539
Net interest income	2,123	2,154

Provision for loan losses	(57)	(60)
Gain on sales of loans	77	111
Gain on sales of investments	60	34
Other non interest income	273	301
Operating expenses	(1,946)	(2,008)
Income before income taxes	530	532
Income taxes	171	196

Net income	$359	$336

Earnings per share - basic	$0.17	$0.16

Earnings per share - diluted	$0.17	$0.16

Dividends per share	$0.06	$0.06

Weighted average shares outstanding	2,074,194	2,083,250

Annualized return on average assets	0.56%	0.54%

Annualized return on average equity	6.72%	6.52%

Net interest spread	3.58%	3.78%

Net interest margin	3.59%	3.78%

Mayflower Bancorp, Inc. and Subsidiary
Analysis of Loans Past Due
(Dollars in thousands)

	July 31,	April 30,	July 31,
Loans past due over 90 days:	2011	2011	2010

Residential mortgages	$928	$1,108	$-

Home equity loans and lines of credit	129	139	99

Commercial and construction mortgages	-	456	-

Commercial time and demand loans	20	-	100

Consumer and other loans	-	-	-
	$1,077	$1,703	$199

Loans past due over 90 days as a percentage of:

Net loans receivable	0.87%	1.37%	0.16%

Total assets	0.43%	0.69%	0.08%

Non-performing assets

**Non-accrual loans	$1,366	$1,703	$199
Real estate acquired by foreclosure	491	1,211	1,953
	$1,857	$2,914	$2,152

Non-performing assets as a percentage of:

Net loans receivable	1.51%	2.34%	1.78%

Total assets	0.75%	1.18%	0.85%

Allowance for loan losses	$1,175	$1,214	$1,235

Allowance for loan losses as a percentage of
non-performing loans	86.02%	71.29%	620.60%

Allowance for loan losses as a percentage of net loans	0.95%	0.98%	1.02%

** Includes loans which are contractually past due 90 days or more and/or loans less than 90 days past due on which the Bank has ceased accruing interest.